EXHIBIT 10.102

     STEAM FOR PROCESS AND HEATING WATER SALES AGREEMENT


      THIS AGREEMENT, (the "Agreement") is made as of this 16th day of October, 1996, by and between Tangshan Cayman
Heat and Power Company, Ltd., a Sino-foreign equity joint venture company (the "Supplier") and Tangshan Pan-Sino Heat Company, Ltd., a Sino-foreign equity joint venture company (the "Vendor").

                      R E C I T A L S:

1. Supplier intends to acquire, own and operate certain water wells and pipeline systems, and as a part of its business to make available for industrial use steam for process and steam for heating water and certain associated materials (the "Products").

2. Vendor intends to acquire, sell and distribute the Products on a retail basis to Luannan County Heat Company and certain other industrial users (the "Users").

3. Supplier desires to sell its Products and Vendor desires to obtain such Products from the Supplier all upon the terms and conditions contained herein below.

                         AGREEMENT:

      NOW THEREFORE, based upon the mutual promises made and benefits to be derived as a result of this Agreement, Supplier and Vendor hereby agree as follows:

1.   Term.      The term of this Agreement shall  be  for  a
     period of twenty-three (23) years from the date hereof.

2.   Sale of Products.   Supplier shall use its best efforts
     to provide the Products to Vendor and Vendor shall purchase all of its requirements for such Products from the Supplier in accordance with the terms of this Agreement. It is currently anticipated that the Product will be available beginning approximately April 1999. In connection with Supplier's furnishing of the Products, Supplier shall keep all records with respect to volumes, pressures, and quantities of the Products made available to the Vendor for purchase and perform, directly or indirectly all technical and administrative functions related to its sale of the Products and Vendor's purchase and payment for all such Products.

3.   Vendor's  Obligations.     Vendor  shall  be  required,
     irrevocably and unconditionally to purchase from Supplier all of its requirements for the Products unless Supplier gives notice that at any specific time such Products are not available for sale to and purchase by Vendor. Provided that Supplier has made the Product available, User shall purchase a minimum of 349,680 tonnes/year (at approximately 0.9MPa and 265 degrees C) of steam for process (the "Process Steam") and steam (at approximately .25MPa and 120 degrees C) for heating water (the "Heating Steam") equivalent to 362,518 GJ/year.

4.   Supplier's  Obligations.   Supplier's  obligations   to
     Vendor shall be on a best efforts basis only. Supplier shall not be limited or prohibited as a result of this Agreement from making the Products available and from selling such Products to any other party. Supplier's only obligation to Vendor in such event will be to give notice to Vendor of the quantities, volumes and rates of supply that will be available for purchase by Vendor.

5.   Price.     The price to be paid by the Vendor  for  the
     Products sold to it shall be calculated quarterly (or at such other intervals as Supplier may require) based upon the amount of Products made available to Vendor for purchase during the subject period at the rate of U.S. $3.276/ tonne with respect to Process Steam and 9.34 RMB/GJ with respect to Heating Steam. Said price is based upon a price established in 1994, which was escalated up to the planned Commercial Operation Date (at an assumed rate of escalation) and which shall be subject to further price escalation as agreed by the Parties and dependent upon actual increases in Supplier's cost of producing the Product.

6.   Payment.   The  Price  due to be paid  to  Supplier  as
     calculated in Number 5 above, will be calculated by the Supplier in Renminbi Yuan (or any successor official currency of the People's Republic of China) on at least a quarterly basis and an invoice for said amount shall be presented to Vendor. Vendor shall have ten (10) days within which to pay said invoice. Such payment will be made in Renminbi in cash or by check or wire transfer to such account as Supplier may direct that payment be made. Any amounts not paid within said ten (10) days shall bear interest at the annualized rate of fifteen percent (15%) (or if such rate is required to be lower under Chinese law, rule or regulation, then at the highest rate permitted thereby).

7.   Dispute  as to Payment.   In the event Vendor does  not
     agree with the invoiced amount, then Vendor shall give notice to Supplier with the said ten (10) day period, of the amount in dispute, the reason for any discrepancy in the calculation presented by Supplier, and Vendor's calculation of the charges then due. Supplier and Vendor shall meet amicably to resolve any such discrepancy, but in any event, Vendor shall make payment for all portions of the invoiced amount that are not in dispute, within the time required for payment.

8.   Address  for  Notices.     Any notice  required  to  be
     given and any other written communication between Supplier and Vendor shall be given as provided below:

     If to Supplier:
               Tangshan Cayman Heat and Power Company, Ltd.
               4100 Spring Valley Road, Suite 1001
               Dallas, Texas 75244
               Attention:     General Manager
               Telephone:     (972) 980-7159
               Facsimile:     (972) 980-6815

     with a copy to:     Pan-Western Energy, LLC


     If to Vendor:
               Tangshan Pan-Sino Heat Company, Ltd.
               4100 Spring Valley Road, Suite 1001
               Dallas, Texas 75244
               Attention:     General Manager
               Telephone:     (972) 980-7159
               Facsimile:     (972) 980-6815

     with a copy to:          Pan-Western Energy, LLC


9.   Delay  and  Waiver.   No delay or omission to  exercise
     any right, power or remedy accruing to Supplier or Vendor under this Agreement or on account of any breach or default hereof shall impair any such right, power or remedy of the other Party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring. Any waiver, permit consent or approval of any kind or character must be in writing and shall be effective only to the extent specifically set forth in such writing.

10.  Entire  Agreement.   This Agreement  contains  all  the
     terms and conditions finally agreed between Supplier and Vendor with respect to the subject matter hereof and any oral negotiations or prior agreements of the Parties are hereby merged with and into this final Agreement. This Agreement may only be amended or modified by an instrument in writing signed by both Supplier and Vendor.

11. Governing Law. This Agreement shall be governed by and be construed and interpreted in accordance with the Laws of the People's Republic of China.

12.
     Severability. If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.  Successors  and  Assigns.   The  provisions   of   this
     Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.


      IN WITNESS WHEREOF, Supplier and Vendor have caused this Agreement to be duly executed by their officers, duly authorized as of the day and year first above written.

     VENDOR:   TANGSHAN PAN-SINO HEAT COMPANY


               By:
               Title:         General Manager
               Name:		Darol Lindloff


               SUPPLIER:  TANGSHAN  CAYMAN  HEAT  AND  POWER
               COMPANY, LTD.


               By:
               Title:         General Manager
               Name:		Darol Lindloff